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                                                                 Exhibit 11.1


                                  ArQule, Inc.
           Statement Re Computation of Unaudited Net Loss Per Share
                     (In Thousands, Except Per Share Data)

                                                       THREE MONTHS ENDED        SIX MONTHS ENDED
                                                              JUNE 30,                JUNE 30
                                                         1998         1997        1998        1997
                                                       --------     --------    -------     --------
Net loss                                               $   (638)    $   (435)   $  (567)    $   (730)
                                                       ========     ========    =======     ========

Weighted average shares outstanding:
        Common Stock                                     12,000       11,591     11,938     $ 10,724
Weighted average common shares outstanding               12,000       11,591     11,938       10,724
                                                       ========      =======    =======     ========
        Net loss per share - basic and diluted         $  (0.05)     $ (0.04)   $ (0.05)    $  (0.07)
                                                       ========      =======    =======     ========


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